CARVER BANCORP, INC. REPORTS FISCAL YEAR 2014 AND FOURTH QUARTER RESULTS

New York, New York, June 11, 2014 Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its fourth quarter and fiscal year ended March 31, 2014 (“Fiscal 2014”).

The Company reported a net loss of $418 thousand or basic and diluted loss per share of $0.11 for the fourth quarter of its fiscal year ending March 31, 2014, compared to net income of $687 thousand or basic and diluted earnings per share of $0.19, for the prior year period. The Company reported net income of $231 thousand or basic and diluted earnings per share of $0.06 for fiscal year 2014, compared to net income of $662 thousand, or basic and diluted earnings per share of $0.18 for fiscal year 2013.

Deborah C. Wright, the Company's Chairman and CEO said: "As the economy continues to improve, growing demand for our traditional and innovative banking products and services is driving Carver’s recovery. We realized our second consecutive profitable year since the economic downturn and continue to see improvement in our loan portfolio, with non-performing assets declining 21% from the prior quarter and 59% year-over-year. For the full year, net interest margin remained strong at 3.35%, funding costs were stable and the Tier I leverage ratio was flat at 10.44%. During the quarter we chose to sell certain non-performing loans and make strategic investments to upgrade our technology platform to better serve our customers and attract new business.  While these actions impacted our quarterly results, we believe they are prudent business decisions that will benefit the Company going forward.

“The recent upgrade to our core technology platform provides our customers with peer competitive, state-of-the-art mobile banking options and expanded products and services including the ability to open new accounts online. The new platform also seamlessly integrates the Carver Community Cash product line with our other online banking services. Carver Community Cash, which serves the underbanked community, continues to perform well and helps to seed growth in the more traditional deposit-based channel.”

Ms. Wright concluded: “This year we are celebrating our 65th year as a community bank focused on serving urban customers in New York City. On behalf of our Board of Directors and the entire Carver team, I would like to thank our customers, stockholders and partners for their ongoing commitment to Carver.”

Statement of Operations Highlights

Fourth Quarter Results
The Company reported a net loss of $418 thousand for the three months ended March 31, 2014, compared to net income of $687 thousand in the prior year period. The primary driver of the change was a net increase in the loan loss provision in the current quarter, driven by the transfer of loans to held-for-sale ("HFS"), partially offset by an improvement in non performing loans. This impact was partially offset by higher non-interest income and lower non-interest expense in the current period.
Net Interest Income
Interest income increased $143 thousand, or 2.6%, to $5.7 million in the fourth quarter, compared to $5.6 million for the prior year quarter, primarily attributable to a $23.1 million, or 6.1% increase in average loans over the prior year period. The average yield on mortgage-backed securities increased 81 basis points to 2.32% from 1.51% as higher yielding securities were added to the portfolio in the current fiscal year.

Interest expense decreased $108 thousand, or 9.9%, to $986 thousand in the fourth quarter, compared to $1.1 million for the prior year quarter, following lower rates paid on money market accounts and certificates of deposits, and restructuring of certain long-term borrowings in the first quarter of the current fiscal year. The average rate on interest-bearing liabilities decreased 10 basis points to 0.82% for the quarter ended March 31, 2014.

Provision for Loan Losses
The Company recorded a $300 thousand provision for loan losses for the fourth quarter compared to a $3.7 million recovery of loan losses for the prior year quarter. For the three months ended March 31, 2014, net charge-offs of $1.5 million were recognized, compared to net recoveries of $219 thousand in the prior year period. Charge-offs and recoveries in both periods were primarily related to loans moved to held-for-sale ("HFS") and impaired loans.

Non-interest Income
Non-interest income increased $755 thousand, or 66.6%, to $1.9 million in the fourth quarter, compared to $1.1 million for the prior year quarter. Most of the increase resulted from higher loan fees in the current period, compared to losses on real estate owned which negatively impacted non-interest income in the prior year period.

Non-interest Expense
Non-interest expense decreased $1.5 million to $6.9 million during the fourth quarter, compared to $8.4 million in the prior year quarter. The decrease is primarily due to the release of reserves for losses associated with repurchase of mortgage loans sold by the Bank to Fannie Mae.

Income Taxes
Income tax expense was $8 thousand for the fourth quarter compared to $64 thousand in the prior year period.

Fiscal Year 2014 Results
The Company reported net income of $231 thousand for fiscal 2014 compared to net income of $662 thousand for the prior year period. The change was driven by a higher recovery of loan losses in the prior year period, partially offset by higher net interest income and lower non-interest expense in the current year.
Net Interest Income
Interest income decreased $537 thousand, or 2.3%, to $23.2 million compared to $23.8 million in the prior year period, with the decrease primarily attributed to a $21.8 million, or 5.4%, decrease in average loans. The average yield on loans increased 12 basis points to 5.38% from 5.26% following a 59.0% reduction in non-performing loans. The decline in average loan balances did, however, decrease total interest income on loans. The average yield on mortgage-backed securities increased 16 basis points to 2.07% from 1.91% in the prior year period, as higher yielding securities were added to the portfolio in the current fiscal year.
Interest expense decreased $927 thousand, or 19.0%, to $4.0 million, compared to $4.9 million in the prior year, due to lower rates paid on money market accounts and certificates of deposits, and restructuring of certain long-term borrowings in the first quarter of the fiscal year. The average yield on interest-bearing liabilities decreased 17 basis points to 0.82%.

Provision for Loan Losses
The Company recorded a $426 thousand recovery of loan losses for the fiscal year, compared to $3.3 million for the prior year period. For the year ended March 31, 2014, net charge-offs of $3.3 million were recognized compared to $5.5 million in the prior year. Charge-offs in both periods were primarily related to loans that moved to HFS and impaired loans.

Non-interest Income
Non-interest income decreased $243 thousand, or 3.4%, to $6.8 million compared to $7.0 million in the prior year. The decrease is attributable to higher gains on sale of loans of $931 thousand and a $625 thousand New Markets Tax Credit ("NMTC") fee in the prior year period, offset by $378 thousand in higher gains on sale of securities and a $277 thousand increase in loan fees and service charges in the current year.

Non-interest Expense
Non-interest expense decreased $2.9 million or 10.0% to $26.3 million compared to $29.2 million in the prior year period. The decrease is attributed to lower expenses in most categories including a $1.8 million release of reserves for losses associated with the repurchase of mortgage loans sold by the Bank to Fannie Mae, and a $201 thousand decrease in net equipment expense.

Income Taxes
Income tax expense was $102 thousand for the fiscal year compared to $328 thousand in the prior year period due to lower pre-tax net income in the current period.

Financial Condition Highlights
At March 31, 2014, total assets increased $1.5 million, or 0.2%, to $639.8 million, compared to $638.3 million at March 31, 2013. The overall change was due to increases in the loan portfolio, net of the allowance for loan losses, of $23.6 million, and cash and cash equivalents of $17.9 million. These increases were offset by decreases of $26.6 million in the investment portfolio and HFS loans of $8.1 million.

Total investment securities decreased $26.6 million, or 21.3%, to $98.5 million at March 31, 2014, compared to $125.1 million at March 31, 2013. This change reflects a decrease of $26.6 million in available-for-sale securities, as the Company sold its lowest yielding securities.

Net loans receivable increased $19.9 million, or 5.4%, to $390.0 million at March 31, 2014, compared to $370.1 million at March 31, 2013. The majority of the increase resulted from loan originations, purchases, and advances of $124 million, offset by $90 million of principal repayments and loan payoffs across all loan classifications. An additional $15.2 million in loans were transferred from held-for-investment to HFS and $2.5 million represented principal charge-offs as loans were moved to HFS.

HFS loans decreased $8.1 million, or 61.8%, to $5.0 million at March 31, 2014, as the Company continued to take aggressive steps to complete resolution of troubled loans. During fiscal 2014, $12.7 million in loans, net of charge-offs, were transferred into the HFS portfolio from the held-for-investment portfolio. This increase was offset by $20.6 million in loan sales and paydowns.

Total liabilities increased $6.8 million, or 1.2%, to $588.3 million at March 31, 2014, compared to $581.5 million at March 31, 2013, following an increase in deposits of $13.7 million, partially offset by a decrease in borrowings of $6.0 million.

Deposits increased $13.7 million, or 2.8%, to $509.4 million at March 31, 2014, compared to $495.7 million at March 31, 2013, primarily due to increases in money market deposits and certificates of deposit during the period, partially offset by lower checking deposits.

Advances from the Federal Home Loan Bank of New York (“FHLB-NY”) and other borrowed money decreased $6.0 million, or 7.9%, to $70.4 million at March 31, 2014, compared to $76.4 million at March 31, 2013, as growth in deposits replaced maturing short-term borrowings.

Total equity decreased $5.2 million, or 9.2%, to $51.5 million at March 31, 2014, compared to $56.7 million at March 31, 2013. The majority of the decrease was due to a $5.8 million change in unrealized losses on investments following an increase in interest rates during the fiscal year, partially offset by a $502 thousand change in unrealized loss on pension liability from termination of the Company's pension fund and net income earned for the fiscal year.

Asset Quality
At March 31, 2014, non-performing assets totaled $18.9 million, or 3.0% of total assets, compared to $24.0 million or 3.8% of total assets at December 31, 2013 and $46.1 million or 7.2% of total assets at March 31, 2013. Non-performing assets at March 31, 2014 were comprised of $8.2 million of loans 90 days or more past due and non-accruing, $3.0 million of loans classified as a troubled debt restructuring, $1.3 million of loans that are either performing or less than 90 days past due that have been classified as impaired, $1.4 million of Real Estate Owned, and $5.0 million of loans classified as HFS.

The allowance for loan losses was $7.2 million at March 31, 2014, which represents a ratio of the allowance for loan losses to non-performing loans of 57.6% compared to 35.9% at March 31, 2013. The ratio of the allowance for loan losses to total loans was 1.9% at March 31, 2014, a decrease from 3.0% at March 31, 2013.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates ten full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contacts:
Michael Herley/Ruth Pachman
Kekst and Company
(212) 521-4897/4891
michael-herley@kekst.com
ruth-packman@kekst.com

David L. Toner
Carver Bancorp, Inc.
First Senior Vice President and Chief Financial Officer
(718) 676-8936
david.toner@carverbank.com

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31,	March 31,
$ in thousands except per share data	2014	2013
ASSETS
Cash and cash equivalents:
Cash and due from banks	$115,239	$98,083
Money market investments	7,315	6,563
Total cash and cash equivalents	122,554	104,646
Restricted cash	6,354	10,666
Investment securities:
Available-for-sale, at fair value	89,461	116,051
Held-to-maturity, at amortized cost (fair value of $8,970 and $9,629 at March 31, 2014 and March 31, 2013, respectively)	9,029	9,043
Total investments	98,490	125,094

Loans held-for-sale (“HFS”)	5,011	13,107

Loans receivable:
Real estate mortgage loans	362,888	334,594
Commercial business loans	26,930	35,281
Consumer loans	138	247
Loans, net	389,956	370,122
Allowance for loan losses	(7,233)	(10,989)
Total loans receivable, net	382,723	359,133
Premises and equipment, net	7,830	8,597
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	3,101	3,503
Accrued interest receivable	2,557	2,247
Other assets	11,218	11,284
Total assets	$639,838	$638,277

LIABILITIES AND EQUITY
LIABILITIES
Deposits:
Savings	$98,051	$98,066
Non-interest bearing checking	53,232	58,239
Interest-bearing checking	24,271	25,927
Money market	127,655	113,259
Certificates of deposit	206,157	200,225
Total deposits	509,366	495,716
Advances from the FHLB-New York and other borrowed money	70,403	76,403
Other liabilities	8,549	9,423
Total liabilities	588,318	581,542

EQUITY
Non-controlling interest	(369)	—

STOCKHOLDERS' EQUITY
Preferred stock (par value $0.01 per share: 45,118 Series D shares, with a liquidation preference of $1,000 per share, issued and outstanding)	45,118	45,118
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 3,697,836 and 3,697,364 shares issued; 3,695,892 and 3,695,420 shares outstanding at March 31, 2014 and March 31, 2013, respectively)	61	61
Additional paid-in capital	56,114	55,708
Accumulated deficit	(44,219)	(44,439)
Non-controlling interest	—	141
Treasury stock, at cost (1,944 shares at March 31, 2014 and March 31, 2013)	(417)	(417)
Accumulated other comprehensive (loss) income	(4,768)	563
Total stockholders' equity	51,889	56,735
Total equity	51,520	56,735
Total liabilities and equity	$639,838	$638,277

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31
$ in thousands except per share data	2014	2013	2014	2013
Interest income:
Loans	$5,145	$4,999	$20,734	$21,398
Mortgage-backed securities	238	187	1,034	971
Investment securities	312	355	1,321	1,211
Money market investments	38	49	159	205
Total interest income	5,733	5,590	23,248	23,785

Interest expense:
Deposits	719	758	2,797	3,508
Advances and other borrowed money	267	336	1,154	1,370
Total interest expense	986	1,094	3,951	4,878

Net interest income	4,747	4,496	19,297	18,907
Provision for (recovery of) loan losses	300	(3,713)	(426)	(3,327)
Net interest income after provision for loan losses	4,447	8,209	19,723	22,234

Non-interest income:
Depository fees and charges	810	828	3,452	3,480
Loan fees and service charges	234	127	970	693
Gain on sale of securities, net	45	114	552	174
Gain on sale of loans, net	551	537	1,319	2,250
Gain (loss) on real estate owned	23	(520)	(257)	(808)
New Markets Tax Credit ("NMTC") fees	—	—	—	625
Lower of cost or market adjustment on loans held-for-sale	—	(32)	(231)	(32)
Other	226	80	1,001	667
Total non-interest income	1,889	1,134	6,806	7,049

Non-interest expense:
Employee compensation and benefits	2,755	2,883	11,086	11,126
Net occupancy expense	1,054	941	3,688	3,625
Equipment, net	300	295	983	1,184
Data processing	247	335	1,072	1,176
Consulting fees	176	114	506	357
Federal deposit insurance premiums	307	254	1,236	1,248
Other	2,053	3,589	7,735	10,522
Total non-interest expense	6,892	8,411	26,306	29,238

(Loss) / income before income taxes	(556)	932	223	45
Income tax expense	8	64	102	328
Consolidated net (loss) / income	(564)	868	121	(283)
Less: Net (loss) / income attributable to non-controlling interest	(146)	181	(110)	(945)
Net (loss) / income attributable to Carver Bancorp, Inc.	$(418)	687	$231	$662

(Loss) / Earnings per common share:
Basic	$(0.11)	$0.19	$0.06	$0.18
Diluted	$(0.11)	$0.19	$0.06	$0.18

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table

$ in thousands	March 2014	December 2013	September 2013	June 2013	March 2013
Loans accounted for on a nonaccrual basis (1):
Gross loans receivable:
One-to-four family	$2,301	$3,736	$4,343	$6,666	$7,642
Multifamily	2,240	1,363	758	659	423
Commercial real estate	7,024	8,702	10,503	8,091	14,788
Construction	—	—	75	693	1,230
Business	993	1,120	2,457	3,350	6,505
Consumer	1	1	4	—	38
Total non-performing loans	$12,559	$14,922	$18,140	$19,459	$30,626

Other non-performing assets (2):
Real estate owned	1,369	$1,423	$970	$946	2,386
Loans held-for-sale	5,011	7,678	7,854	9,709	13,107
Total other non-performing assets	6,380	9,101	8,824	10,655	15,493
Total non-performing assets (3):	$18,939	$24,023	$26,964	$30,114	$46,119

Non-performing loans to total loans	3.22%	3.80%	4.55%	5.47%	8.27%
Non-performing assets to total assets	2.96%	3.76%	4.25%	4.75%	7.23%

(1) Nonaccrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of contractual interest and/or principal is doubtful. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2) Other non-performing assets generally represent loans that the Bank is in the process of selling and has designated held-for-sale or property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost or fair value.

(3) Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered nonaccrual and are included in the nonaccrual category in the table above. At March 31, 2014, there were $6.3 million TDR loans that have performed in accordance with their modified terms for a period of at least six months. These loans are generally considered performing loans and are not presented in the table above.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Three Months Ended March 31,
	2014			2013
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$402,063	$5,145	5.12%	$378,993	$4,999	5.28%
Mortgage-backed securities	41,110	238	2.32%	49,552	187	1.51%
Investment securities	51,984	240	1.85%	61,912	275	1.78%
Restricted cash deposit	6,464	—	0.03%	10,645	1	0.03%
Equity securities (2)	2,114	19	3.65%	2,750	23	3.39%
Other investments and federal funds sold	84,025	91	0.44%	89,188	105	0.48%
Total interest-earning assets	587,760	5,733	3.90%	593,040	5,590	3.77%
Non-interest-earning assets	14,329			12,849
Total assets	$602,089			$605,889

Interest-Bearing Liabilities:
Deposits:
Interest-bearing checking	$24,114	$9	0.15%	$25,310	$10	0.16%
Savings and clubs	96,183	63	0.27%	96,617	62	0.26%
Money market	119,907	137	0.46%	113,918	142	0.51%
Certificates of deposit	199,818	503	1.02%	201,036	537	1.08%
Mortgagors deposits	1,779	7	1.60%	1,733	7	1.64%
Total deposits	441,801	719	0.66%	438,614	758	0.70%
Borrowed money	44,859	267	2.41%	44,836	336	3.04%
Total interest-bearing liabilities	486,660	986	0.82%	483,450	1,094	0.92%
Non-interest-bearing liabilities:
Demand	54,340			58,957
Other liabilities	8,360			8,607
Total liabilities	549,360			551,014
Non-controlling interest	(225)			(434)
Stockholders' equity	52,954			55,309
Total liabilities & stockholders' equity	$602,089			$605,889
Net interest income		$4,747			$4,496

Average interest rate spread			3.08%			2.85%

Net interest margin			3.23%			3.03%

(1) Includes nonaccrual loans and deferred fees
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Fiscal Year Ended March 31,
	2014			2013
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$385,259	$20,734	5.38%	$407,106	$21,398	5.26%
Mortgage-backed securities	49,921	1,034	2.07%	50,958	971	1.91%
Investment securities	55,643	1,016	1.83%	53,012	874	1.65%
Restricted cash deposit	7,209	1	0.03%	7,458	2	0.03%
Equity securities (2)	2,280	88	3.86%	2,596	93	3.58%
Other investments and federal funds sold	75,945	375	0.49%	86,122	447	0.52%
Total interest-earning assets	576,257	23,248	4.03%	607,252	23,785	3.92%
Non-interest-earning assets	23,575			9,264
Total assets	$599,832			$616,516

Interest-Bearing Liabilities:
Deposits:
Interest-bearing checking	$25,184	$40	0.16%	$25,842	$42	0.16%
Savings and clubs	96,424	256	0.27%	98,785	259	0.26%
Money market	116,535	536	0.46%	111,148	739	0.66%
Certificates of deposit	191,854	1,931	1.01%	209,622	2,431	1.16%
Mortgagors deposits	1,955	34	1.74%	2,079	37	1.78%
Total deposits	431,952	2,797	0.65%	447,476	3,508	0.78%
Borrowed money	51,264	1,154	2.25%	44,099	1,370	3.11%
Total interest-bearing liabilities	483,216	3,951	0.82%	491,575	4,878	0.99%
Non-interest-bearing liabilities:
Demand	55,405			61,293
Other liabilities	7,127			8,236
Total liabilities	545,748			561,104
Non-controlling interest	(180)			(55)
Stockholders' equity	54,264			55,467
Total liabilities & stockholders' equity	$599,832			$616,516
Net interest income		$19,297			$18,907

Average interest rate spread			3.21%			2.93%

Net interest margin			3.35%			3.11%

(1) Includes nonaccrual loans and deferred fees
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended				Fiscal Year Ended
	March 31				March 31
Selected Statistical Data:	2014		2013		2014		2013
Return on average assets (1)	(0.28)%		0.45%		0.04%		0.11%
Return on average stockholders' equity (2)	(2.99)%		4.93%		0.41%		1.18%
Net interest margin (3)	3.23%		3.03%		3.35%		3.11%
Interest rate spread (4)	3.08%		2.85%		3.21%		2.93%
Efficiency ratio (5) (10)	103.86%		149.40%		100.78%		112.64%
Operating expenses to average assets (6) (10)	4.58%		5.55%		4.39%		4.74%
Average equity to average assets (7) (10)	8.80%		9.13%		9.05%		9.00%

Average interest-earning assets to average interest-bearing liabilities	1.21	x	1.23	x	1.19	x	1.24	x

Basic earnings (loss) per share	$(0.11)		$0.19		$0.06		$0.18
Average shares outstanding	3,696,225		3,695,653		3,696,149		3,695,625

	March 31
	2014		2013
Capital Ratios:
Tier 1 leverage ratio (8)	10.44%		10.26%
Tier 1 risk-based capital ratio (8)	17.64%		16.99%
Total risk-based capital ratio (8)	20.21%		19.55%

Asset Quality Ratios:
Non-performing assets to total assets (9)	2.96%		7.23%
Non-performing loans to total loans receivable (9)	3.22%		8.27%
Allowance for loan losses to total loans receivable	1.85%		2.97%
Allowance for loan losses to non-performing loans	57.59%		35.88%

(1) Net income/(loss), annualized, divided by average total assets.
(2) Net income/(loss), annualized, divided by average total stockholders' equity (excludes OCI and Minority interest).
(3) Net interest income, annualized, divided by average interest-earning assets.
(4) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5) Operating expenses divided by sum of net interest income plus non-interest income.
(6) Non-interest expenses, annualized, divided by average total assets.
(7) Average equity divided by average assets for the period ended.
(8) These ratios reflect consolidated bank only.
(9) Non-performing assets consist of nonaccrual loans, loans HFS and real estate owned, divided by average total assets.
(10) Non-GAAP Financial Measures: In addition to evaluating Carver Bancorp's results of operations in accordance with U.S. generally accepted accounting principles ("GAAP"), management routinely supplements their evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency ratio. Management believes this non-GAAP financial measure provides information useful to investors in understanding the Company's underlying operating performance and trends, and facilitates comparisons with the performance of other banks and thrifts. Further, the efficiency ratio is used by management in its assessment of financial performance, including non-interest expense control.